Exhibit 99.1

News Release	For Immediate Release
October 12, 2004
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Dennis Hennett
Greer, SC 29650	Phone: (864) 848-5118

Greer Bancshares Incorporated Reports Third Quarter Earnings

Greer Bancshares Incorporated, the parent company of Greer State Bank, reported net income of $598,000 or 24 cents per diluted share for the quarter ended September 30, 2003 compared to $572,000 or 22 cents per diluted share for the third quarter of 2003, an increase in net income of 4.5%. Year-to-date net income through September 30, 2004 was $1,802,000 or 74 cents per diluted share compared to $1,634,000 or 67 cents per diluted share for the first nine months of 2003, an increase of 10%. Total assets were $224,212,000 at September 30, 2004, up from $214,134,000 at December 31, 2003, an increase of 4.7%.

Greer State Bank is a wholly-owned subsidiary of Greer Bancshares Incorporated (GRBS) and is now in its sixteenth year of operations, serving the Greer community from three offices. The Bank plans to open a fourth office in the Taylors community in the second quarter of 2005.